EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Performance Sports Group Announce Executive Leadership Changes

EXETER, NH – October 31, 2016 – Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG), a leading developer and manufacturer of high performance sports equipment and apparel, today announced that it has appointed Dan Sills to serve as Executive Vice President, Hockey and Mike Thorne to serve as Executive Vice President, Baseball/Softball.  Sills and Thorne will start in their new roles on November 1. Thorne replaces Todd Harman, whose employment with the Company ended on October 28.

The Company also announced the departure of Amir Rosenthal, President, effective October 28, and the appointment of Jennifer Hughey as its new Senior Vice President, Supply Chain, effective November 1.

About Performance Sports Group Ltd.

Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and is a leader in North America in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. In addition, the Company distributes its hockey products through its Burlington, Massachusetts and Bloomington, Minnesota Own The Moment Hockey Experience retail stores. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-430-2111
media@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com